Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statement No. 333-148121, No. 333-148385, No. 333-130315, No. 333-132489 and No. 333-138341 each on Form S-3 and Registration Statement No. 333-122737 and No. 333-129781 each on Form S-8 of our reports dated February 29, 2008, relating to the consolidated financial statements of Copano Energy, L.L.C. (which report expresses an unqualified opinion and includes an explanatory paragraph related to changes in accounting for share-based payments, changes in accounting for conditional asset retirement obligations and for changes in accounting for purchases and sales of inventory with the same counterparty), and the effectiveness of Copano Energy, L.L.C.’s internal control over financial reporting (which report excludes internal control over financial reporting relating to the operations acquired of Cantera Natural Gas, LLC and Cimmarron Gathering, LP) appearing in this Annual Report on Form 10-K of Copano Energy, L.L.C. for the year ended December 31, 2007.

/s/ Deloitte & Touche LLP

Houston, Texas
February 29, 2008